Exhibit 10.1

December 18, 2013

Mr. Alan Cormier

Dear Alan:

It is a distinct pleasure to offer you the position of Senior Vice President and General Counsel of ModusLink Global Solutions, Inc. (“ModusLink” or the “Company”) accordingly to the terms and conditions of this offer letter agreement (the “Agreement”). In this capacity you will be a member of the Company’s Executive Leadership Team and will report directly to me with responsibility for day to day management of legal matters relating to the operations of the Company’s primary business (“ModusLink Supply Chain Business”). For the avoidance of doubt, it is understood and agreed that any Securities and Exchange Commission (“SEC”) reporting will be the responsibility of SP Corporate Services (“Steel Partners”) and any SEC investigations will be the responsibility of the Company’s Board of Directors. At any point, your employment may be transferred from the Company to SP Corporate Services and you may be assigned to report to the General Counsel of Steel Partners to provide legal services primarily to the Company as described above but also for Steel Partners’ Shared Services group. Such transfer and assignment shall not constitute a termination of your employment, and the benefits described below shall continue to be provided without interruption, acceleration or other change.

Your base salary will be $10,576.93, paid bi-weekly, which equates to $275,000 on an annual basis. You will be eligible to participate in the Company’s Executive Management Incentive Plan (the “EMIP”) with a target bonus of fifty percent (50%) of your base salary. For fiscal year 2014, which ends on July 31, 2014 (“FY14”), your bonus will be pro-rated based on the portion of FY14 in which you are employed. The actual bonus payments, if any, will be subject to the terms and conditions of the EMIP. All salary and bonus payments are subject to normal deductions and withholdings.

In addition, on your full time employment start date (the “Option Grant Date”), you will be granted an option to purchase shares of ModusLink common stock (the “Option”) with a grant date fair value of $16,500. This Option will be awarded under the Company’s 2010 Incentive Award Plan (the “Plan”) and will be priced at the closing price of ModusLink’s common stock (during normal trading hours) on the Option Grant Date. Provided you remain employed by the Company or Steel Partners on each vesting date, the vesting schedule of the Option shall be as follows: 25% of the shares underlying the option shall vest and become exercisable on the first anniversary of the Option Grant Date and 1/48th of the shares underlying the option shall vest and become exercisable on each monthly anniversary date of the Option Grant Date starting on the 13th monthly anniversary date of the Option Grant Date, so that the option becomes fully vested and exercisable on the fourth anniversary of the Option Grant Date.

You will also be eligible for a performance based restricted stock grant (“PBRS”) in FY14 awarded under the Plan with a target of $38,500 in accordance with the Company’s FY14 Performance Based Stock Plan (the “2014 PBRS Plan”).

The Option and the PBRS award described above will each be subject to all terms, limitations, restrictions and termination provisions set forth in the Plan, the 2014 PBRS Plan and in the separate option and restricted stock agreements (which will be based upon the Company’s standard forms of option and restricted stock agreement) that will be executed to evidence the grant of such Options and award of restricted stock. You will also be required to execute the Company’s standard form of Non-Competition Agreement as a condition of ModusLink granting you an option to purchase ModusLink common stock, awarding you shares of ModusLink restricted stock and employing you. Additionally, as a condition of employment with the Company, you will be required to execute the Company’s standard form of Non-Disclosure and Developments Agreement.

In addition, you will be provided a monthly car allowance in the amount of $1,000, which will be treated for tax purposes as additional compensation to you. As an employee of the Company, you also will be entitled to vacation in accordance with the Company’s vacation policies and will participate in any and all benefit programs, other than any severance arrangement, that the Company establishes and makes generally available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. A summary of our benefits is enclosed and details of the plans and coverage offered will be reviewed with you in orientation on your first day of employment.

You will be an employee at will, meaning that either you, or the Company, may terminate your employment at any time and for any or no reason, with or without notice. The Company will enter into an Executive Severance Agreement with you effective on the first day of your employment. Such agreement will provide in the event of termination without cause, or your termination for good reason, for severance payments equating to fifty percent (50%) of your then current annualized base salary, payable in installments over a period of six (6) months following the termination date. Such severance payments shall not be payable in the event of your transfer to Steel Partners nor upon a sale of the ModusLink Supply Chain Business, provided in either case you receive an offer of employment to a position substantially comparable to the position, with the duties, described in this letter. The Company will also enter into an Indemnification Agreement with you effective on the first day of your employment.

You represent and warrant that (i) you have advised the Company in writing of any agreement relating to non-competition, non-solicitation or confidentiality between you and your previous employer, (ii) you are not a party to or bound by any other employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would be violated by your acceptance of this position or which would interfere in any material respect with the performance of your duties with the Company and (iii) you will not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of your duties with the Company.

This offer and your employment is contingent upon (1) your successful completion of the Company’s drug screen, (2) the Company’s satisfactory completion of a background check, including a criminal background check, and (3) your providing proper documentation of your right to work in the United States, as required by law.

Please confirm your acceptance of this position by signing one copy of this letter and returning it to me. As we have discussed, your start date will be December 23, 2013. We may request that you provide part-time consulting services to the Company prior to your start date, subject to your availability and agreement upon terms for such services.

By separate mailing we will forward you the following documents: (i) an Employment Eligibility Verification Form (Form I-9) and the list of acceptable documents which are required to complete this form, (ii) Massachusetts Tax Form, (iii) W-4, (iv) Direct Deposit Form (if you would like to have your pay check directly deposited to a bank account), (v) the Company’s Code of Conduct, (vi) the Company’s standard form of Non-Competition Agreement, (vii) the Company’s standard form of Non-Disclosure and Developments Agreement, and (viii) a copy of ModusLink’s Policy on Trading of Securities and Public Disclosures. Each of these will need to be signed on or before your start date and you may fax them as provided below, or bring copies with you on your start date.

If you choose to fax the documents, please fax a copy of your signed offer letter and all the other documents to 781-663-5045 and bring the originals with you on your first day. If you wish to overnight the original documents, please mail one copy of your signed offer letter and the entire enclosed package to ModusLink Global Solutions, Inc., 1601 Trapelo Road, Suite 170, Waltham, MA 02451, Attention: Kathy Betts.

This offer letter constitutes the entire agreement between you and the Company and supersedes all prior offers, both verbal and written. This offer automatically expires as of the close of business (5:00 p.m., Boston time) on December 19, 2013. This letter does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee for any set amount of time.

Alan, we are very pleased by the prospect of your addition to our team, and we are confident that you will make a significant contribution to our future success!

Sincerely,

/s/ John Boucher

John Boucher

President and Chief Executive Officer

Agreed and accepted:

/s/ Alan Cormier	12/20/2013
Alan Cormier	Date